Exhibit 99.1

Popular, Inc. Announces Third Quarter 2022 Financial Results

•

Net income of $422.4 million in Q3 2022, compared to net income of $211.4 million in Q2 2022; excluding the impact of the Evertec Transactions (as defined below) and related accounting adjustments during the third quarter, net income was $195.8 million.

•	Net interest margin of 3.32% in Q3 2022, compared to 3.09% in Q2 2022; net interest margin on a taxable equivalent basis of 3.71% in Q3 2022, compared to 3.45% in Q2 2022.

•	Credit Quality:

•	Non-performing loans held-in-portfolio (“NPLs”) decreased by $24.5 million from Q2 2022; NPLs to loans ratio at 1.4% vs. 1.6% in Q2 2022;

•	Net charge-offs (“NCOs”) increased by $12.2 million from Q2 2022; annualized NCOs at 0.24% of average loans held-in-portfolio vs. 0.08% in Q2 2022;

•	Allowance for credit losses (“ACL”) to loans held-in-portfolio at 2.23% vs. 2.24% in Q2 2022; and

•	ACL to NPLs at 155.1% vs. 142.7% in Q2 2022.

•	Common Equity Tier 1 ratio of 16.04%, Common Equity per Share of $50.26 and Tangible Book Value per Share of $38.69 at September 30, 2022.

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $422.4 million for the quarter ended September 30, 2022, compared to net income of $211.4 million for the quarter ended June 30, 2022. Excluding the effects of the previously announced Evertec Transactions completed during the third quarter, net income was $195.8 million

Ignacio Alvarez, President and Chief Executive Officer, said: “We are pleased with Popular’s performance in the third quarter, which reflected strong loan growth in both the mainland and Puerto Rico, an expansion of our net interest margin, and positive credit quality metrics. We are mindful of the global economic uncertainty and market volatility, but remain optimistic about the future of Puerto Rico, our main market. Consumer activity remains healthy and recovery funds from previous events are expected to provide additional stimulus. With strong fundamentals, prudent management and diversified sources of revenue, we are well-positioned to address the challenges that may lie ahead.

In addition to our financial results, I am extremely proud of our team’s response in the wake of Hurricane Fiona, which impacted Puerto Rico in September. Thanks to their agility and resolve, we mobilized quickly to assist communities in need, serve our customers despite operational challenges and support impacted colleagues. Our colleagues’ performance in events such as this one evidences our unwavering commitment to all the important stakeholders we serve.”

Significant Events

Acquisition of Key Customer Channels and Amendments to Commercial Contracts with Evertec and Subsequent Sale of Remaining Ownership Stake in Evertec

On July 1, 2022, the Corporation’s wholly owned subsidiary, Banco Popular de Puerto Rico (“BPPR”), completed its previously announced acquisition of certain assets from Evertec Group, LLC (“Evertec Group”), a wholly owned subsidiary of Evertec, Inc. (“Evertec”), to service certain BPPR channels (“Business Acquisition Transaction”).

As a result of the closing of the Business Acquisition Transaction, BPPR acquired from Evertec Group certain critical channels, including BPPR’s retail and business digital banking and commercial cash management applications. In connection with the Business Acquisition Transaction, BPPR also entered into amended and restated service agreements with Evertec Group pursuant to which Evertec Group will continue to provide various information technology and transaction processing services to Popular, BPPR and their respective subsidiaries.

Under the amended service agreements, Evertec Group no longer has exclusive rights to provide certain of Popular’s technology services. The amended service agreements include discounted pricing and lowered caps on contractual pricing escalators tied to the Consumer Price Index. As part of the transaction, BPPR and Evertec also entered into a revenue sharing structure for BPPR in connection with its merchant acquiring relationship with Evertec.

As consideration for the Business Acquisitions Transaction, BPPR delivered to Evertec Group 4,589,169 shares of Evertec common stock valued at closing at $169.2 million (based on Evertec’s stock price on June 30, 2022 of $36.88). A total of $144.8 million of the consideration for the transaction was attributed to the acquisition of the critical channels of which $28.7 million were attributed to Software Intangible Assets and $116.1 million were attributed to goodwill. The transaction was accounted for as a business combination. The remaining $24.2 million was attributed to the renegotiation of the Master Services Agreement (“MSA”) with Evertec and was recorded as an expense. The Corporation also recorded a credit of $6.9 million in Evertec billings under the MSA during the third quarter of 2022 as a result of the Business Acquisition Transaction, resulting in a net expense charge for the quarter of $17.3 million.

On August 15, 2022, the Corporation completed the sale of its remaining 7,065,634 shares of common stock of Evertec, Inc. (the “Evertec Stock Sale”, and collectively with the Business Acquisition Transaction, the “Evertec Transactions”). Following the Evertec Stock Sale, Popular no longer owns any Evertec common stock. The impact of the gain on the sale of Evertec shares used as consideration for the Business Acquisition Transaction in exchange for the acquired applications on July 1, 2022 and the net expense associated with the renegotiation of the MSA, together with the Evertec Stock Sale and the related accounting adjustments of the Evertec Transactions, resulted in an aggregate after-tax gain of $226.6 million, recorded during the third quarter of 2022.

Capital Actions

On July 12, 2022, the Corporation completed its previously announced accelerated share repurchase (“ASR”) program for the repurchase of an aggregate $400 million of Popular’s common stock, for which an initial 3,483,942 shares were delivered in March 2022 (the “March ASR Agreement”). Upon the final settlement of the March ASR Agreement, the Corporation received an additional 1,582,922 shares of common stock and recognized approximately $120 million as treasury stock with a corresponding increase in its capital surplus account. The Corporation repurchased a total of 5,066,864 shares at an average purchase price of $78.9443 under the March ASR Agreement.

On August 25, 2022, the Corporation announced that, on August 24, 2022, it entered into another ASR agreement to repurchase an aggregate of $231 million of Popular’s common stock (the “August ASR Agreement”). The $231 million in Popular’s common stock being repurchased pursuant to the August ASR Agreement is equal to the sum of the remaining $100 million in common stock repurchases contemplated as part of the Corporation’s 2022 capital actions, announced on January 12, 2022, and the after-tax gain recognized by the Corporation as a result of the sale of its remaining shares common stock of Evertec, announced on August 15, 2022. Under the terms of the August ASR agreement, on August 26, 2022, the Corporation made an initial payment of $231 million and received an initial delivery of 2,339,241 shares of Popular’s Common Stock (the “Initial Shares”). The transaction was accounted for as a treasury stock transaction. Furthermore, as a result of the receipt of the Initial Shares, the Corporation recognized in shareholders’ equity approximately $185 million in treasury stock and $46 million as a reduction of capital surplus. Upon the final settlement of the August ASR Agreement, the Corporation expects to further adjust its treasury stock and capital surplus accounts to reflect the final delivery or receipt of cash or shares, which will depend on the volume-weighted average price of the Corporation’s common stock during the term of the ASR agreement, less a discount. The final settlement of the August ASR agreement is expected to occur no later than the fourth quarter of 2022.

Hurricanes Fiona and Ian

On September 18, 2022, Hurricane Fiona made landfall in the southwest area of Puerto Rico as a Category 1 hurricane, bringing record rainfall and flooding throughout the island and affecting communities where BPPR does business. Hurricane Fiona’s rain and winds caused a complete blackout on the island and caused considerable damage to certain sectors in the southwest region. President Biden issued a disaster declaration for the island. While the impact to BPPR’s operation was not material, certain customers, highly concentrated in certain municipalities, were impacted by the disaster.

As part of hurricane relief efforts on the island, the Corporation has waived late-payment fees on individual lending products from September 16 through October 31, 2022. Popular also waived, through September 30, withdrawal fees payable by our customers at ATMs outside of the Popular network and fees payable by customers of other banking institutions at Popular’s ATMs. In addition, the Corporation has offered to clients impacted by the hurricane a moratorium of up to three monthly payments, up to December 31, 2022, on personal and commercial credit cards, auto loans, leases and personal loans, subject to certain eligibility requirements. Mortgage clients may also benefit from different payment relief alternatives available, depending on their type of loan. Loan relief options for commercial clients are reviewed on a case-by-case basis.

Separately, on September 28, 2022, Hurricane Ian made a landfall on the west coast of central Florida as a Category 4 hurricane, causing extensive floods and destruction in the impacted areas in Florida. President Biden made a major disaster declaration for certain counties in central Florida. PB and BPPR do not have significant operations in the area but have some limited retail and commercial clients who reside or have business activities in the impacted areas.

For clients impacted by the hurricane that reside in counties in Florida declared as disaster zones by President Biden, Popular has offered a moratorium for up to three payments, up to January 31, 2023, subject to certain eligibility requirements. As in the case of Puerto Rico, relief options for commercial clients are reviewed on a case-by-case basis.

The Corporation is still evaluating the impact of Hurricanes Fiona and Ian. However, given the hurricanes’ limited impact in the markets in which Popular does business and low level of assistance requests received by the Corporation to date, the effect on credit risk should not be significant.

Transfer of Securities from Available-for Sale to Held-To-Maturity

In October 2022, the Corporation transferred U.S. Treasury securities with a fair value of $6.5 billion (par value of $7.4 billion) from its available-for-sale portfolio to its held-to-maturity portfolio. This transaction was accounted for during the fourth quarter of 2022, when management changed its intent to hold these securities to maturity, given the Corporation’s liquidity position and its intention to reduce the impact on accumulated other comprehensive income (“AOCI”) and tangible capital of further increases in interest rates.

The securities were reclassified at fair value at the time of the transfer. At the date of the transfer, these securities had pre-tax unrealized losses of $873.1 million recorded in AOCI. This fair value discount will be accreted to interest income and the unrealized loss remaining in AOCI will be amortized, offsetting each other through the remaining life of the securities. There were no realized gains or losses recorded as a result of this transfer.

While changes in the amount of unrealized gains and losses in AOCI have an impact on the Corporation’s and its wholly-owned banking subsidiaries’ tangible capital ratios, they do not impact regulatory capital ratios, in accordance with the regulatory framework.

Earnings Highlights

(Unaudited)	Quarters ended			Nine months ended
(Dollars in thousands, except per share information)	30-Sep-22	30-Jun-22	30-Sep-21	30-Sep-22	30-Sep-21
Net interest income	$579,619	$533,862	$489,393	$1,607,793	$1,456,307
Provision for credit losses (benefit)	39,637	9,362	(61,173)	33,499	(160,414)

Net interest income after provision for credit losses (benefit)	539,982	524,500	550,566	1,574,294	1,616,721
Other non-interest income	426,494	157,411	169,258	738,597	477,451
Operating expenses	476,095	406,278	388,168	1,284,712	1,131,881

Income before income tax	490,381	275,633	331,656	1,028,179	962,291
Income tax expense	67,986	64,212	83,542	182,677	233,466

Net income	$422,395	$211,421	$248,114	$845,502	$728,825

Net income applicable to common stock	$422,042	$211,068	$247,761	$844,443	$727,766

Net income per common share-basic	$5.71	$2.77	$3.09	$11.09	$8.89

Net income per common share-diluted	$5.70	$2.77	$3.09	$11.07	$8.87

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

Net interest income, on a taxable equivalent basis, is presented with its different components in Table D and E for the quarter and year ended September 30, 2022 and comparable periods. Net interest income on a taxable equivalent basis is a non-GAAP financial measure. Management believes that this presentation provides meaningful information since it facilitates the comparison of revenues arising from taxable and tax-exempt sources.

Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

Net interest income for the quarter ended September 30, 2022 was $579.6 million, compared to $533.9 million in the previous quarter, an increase of $45.7 million. Net interest income on a taxable equivalent basis for the third quarter of 2022 was $646.6 million, compared to $595.5 million in the second quarter of 2022, or an increase of $51.1 million.

Net interest margin for the quarter increased 23 basis points to 3.32% from 3.09% in the second quarter of 2022. On a taxable equivalent basis, net interest margin for the third quarter of 2022 was 3.71%, compared to 3.45% in the prior quarter. The increase in net interest margin is mainly related to higher earning assets yields due to a higher interest rate environment, partially offset by an increase in funding costs. The change in earning asset mix also impacted net interest margin positively, with increases in loan balances and reductions to lower yielding money markets, investments and trading securities. The main variances in net interest income on a taxable equivalent basis were:

•

higher interest income from money market, trading and investment securities by $48.7 million, resulting from higher yield of the portfolio by 52 basis points driven mainly by the increase in the interest on excess funds at the Federal Reserve of 135 basis points and investment of U.S. Treasury securities in a higher interest rate environment. Interest income on these securities is exempt for income tax purposes under the Puerto Rico’s Internal Revenue Code;

•

quarter-over-quarter, the Corporation’s loan portfolio increased by $832 million, in average, reflecting increases across all major loan segments except mortgages. Furthermore, one more day in the quarter resulted in approximately $3.7 million increase in interest income from loans;

•

higher interest income from commercial loans by $22.2 million due to higher average volume of loans by $523 million and higher yield by 36 basis points due to the higher rate environment. Both BPPR and PB experienced growth in commercial loans; and

•	higher interest income from consumer loans, mainly driven by higher average volume by $227 million mainly at BPPR, and increase in the yield of the portfolio by 16 basis points;

partially offset by:

•	higher interest expense on deposits by $33.1 million due to the increase in rates, mainly from Puerto Rico government deposits and commercial deposits

Net interest income for the BPPR segment amounted to $488.1 million for the third quarter of 2022, compared to $447.8 million in the second quarter of 2022. Net interest margin for the third and second quarters of 2022 was 3.27% and 3.02%, respectively, an improvement of 25 basis points quarter-over-quarter. As discussed above, the net interest margin was impacted by higher volume and yield on investments and loans, partially offset by higher cost of deposits. The cost of interest-bearing deposits was 0.45%, compared to 0.19% in the second quarter of year, led mainly by repricing of public funds and corporate clients. Total deposit cost for the quarter also increased by 20 basis points from 0.14% to 0.34%.

Net interest income for PB was $98.9 million for the quarter ended September 30, 2022, compared to $93.4 million during the previous quarter. Net interest margin for the quarter was 3.84%, an increase of 8 basis points from the 3.76% reported in the second quarter. The increase in net interest income results mostly from a higher volume and yield on commercial loans, partially offset by higher costs on deposit driven by the change in interest rate environment. The cost of interest-bearing deposits was 0.85%, increasing 31 basis points from the 0.54% reported in the second quarter of 2022, while the total cost of deposits, including demand deposits, was 0.67%, an increase of 25 basis points when compared to 0.42% in the previous quarter.

Non-interest income

Non-interest income amounted to $426.5 million for the third quarter of 2022, an increase of $269.1 million compared to $157.4 million in the previous quarter. The results for the third quarter of 2022 included the gain from the Evertec Transactions and the related final equity investment accounting of Popular’s equity investment in Evertec of $257.7 million. Other factors that contributed to the variance in non-interest income were:

•

higher other service fees by $5.0 million due to higher merchant acquiring fees by $3.3 million related to the revenue sharing agreement entered into in connection with the Evertec Transactions and higher insurance commission fees, including contingent payments of approximately $500 thousand received during the quarter;

•	lower unrealized losses by $2.7 million on the portfolio of equity securities related to benefit plans, which have an offsetting effect as higher personnel costs;

•

a favorable adjustment of $9.2 million in the fair value of the contingent consideration related to purchase price adjustments for the acquisition of the K2 Capital Group LLC business in 2021 (‘’K2 Acquisition’’), as the Corporation updated its estimates related to the realizability of the earnings targets for the contingent payment; and

•	higher earnings from the portfolio of equity method investments by $2.5 million, excluding Evertec;

partially offset by:

•

lower service charges on deposit accounts by $1.8 million due to lower returned ACH fees and the Corporation’s initiative of eliminating insufficient funds fees and modifying overdraft fees during the quarter; and

•

lower mortgage banking activities by $4.1 million due to a negative variance in the valuation of mortgage servicing rights by $2.8 million and a negative variance of $2.7 million in realized losses in closed derivative positions.

Refer to Table B for further details.

Operating expenses

Operating expenses for the third quarter of 2022 totaled $476.1 million, an increase of $69.8 million, including a $17.3 million charge in connection with the Evertec Transactions and a $9.0 million impairment of goodwill related to the 2021 K2 Acquisition, when compared to the second quarter of 2022. The variance in operating expenses was driven primarily by:

•

higher personnel cost by $25.1 million mainly due to higher salaries as a result of market adjustments and annual salary revisions effective in July 2022. The remaining increase in personnel costs is mainly related to an increase in medical insurance premiums, and higher incentives related to the profit-sharing and other incentive plans that are tied to the Corporation’s financial performance;

•	higher other professional fees by $11.8 mainly due to higher advisory expense related to corporate initiatives;

•	higher business promotion expenses by $3.0 million mainly due to donations, including hurricane related donations, and promotional events during the quarter;

•	lower other real estate owned (OREO) income by $5.4 million mainly due to lower gain on sale of mortgage and commercial properties;

•	higher credit and debit card processing, volume, interchange and other expenses by $3.4 million mainly due to lower volume incentives;

•

higher other operating expenses by $23.4 million, mainly due to higher legal reserves and the $17.3 million expense related to the Evertec Transactions, net of the $6.9 million in credits received in connection with this transaction; and

•	a goodwill impairment charge of $9.0 million due to a decrease in Popular Equipment Finance’s (PEF) projected earnings considered as part of the Corporation’s annual goodwill impairment analysis.

partially offset by:

•

lower programming, processing, and other technology services by $13.9 million due to lower application hosting, IT consulting and related expenses and lower merchant processing fees reflecting savings as a result of the Evertec Transactions.

The Corporation is in the process of completing its annual goodwill impairment test, using July 31, 2022 as the evaluation date. The Corporation expects to complete its evaluation prior to the filing of its Form 10-Q for the quarter ended September 30, 2022 with the Securities and Exchange Commission. Any further impairment of goodwill would result in a non-cash expense, net of tax impact. A charge to earnings related to a goodwill impairment would not impact regulatory capital calculations.

Full-time equivalent employees were 8,747 as of September 30, 2022, including 77 employees related to the Evertec Business Acquisition Transaction, compared to 8,615 as of June 30, 2022.

For a breakdown of operating expenses by category refer to Table B.

Income taxes

For the quarter ended September 30, 2022, the Corporation recorded an income tax expense of $68.0 million, compared to $64.2 million for the previous quarter. The increase in income tax expense was mainly attributable to higher income before tax. The effective tax rate (“ETR”) for the third quarter of 2022 was 14%, compared to 23% for the previous quarter. The ETR of the Corporation is impacted by the composition and source of its taxable income. The reduction in the ETR for the third quarter is mainly attributed to the gain from the Evertec Transactions, which is subject to a preferential tax rate. The Corporation expects its ETR for the year 2022 to be within a range from 17% to 20%.

Credit Quality

During the third quarter of 2022, the Corporation showed stable credit quality trends with low levels of NCOs and decreasing NPLs. We continue to closely monitor changes in the macroeconomic environment and on borrower performance, given inflationary pressures and geopolitical uncertainty. However, management continues to believe that the improvement over recent years in the risk profile of the Corporation’s loan portfolios positions Popular to operate successfully under the current environment. The impact of Hurricanes Fiona and Ian is still being evaluated but given Fiona’s limited impact in the markets that Popular does business and low levels of assistance requests received to date, the effect on credit risk should not be significant.

The following presents credit quality results for the third quarter of 2022:

•

At September 30, 2022, total non-performing loans held-in-portfolio decreased by $24.5 million from June 30, 2022. BPPR’s NPLs decreased by $34.6 million, mostly driven by lower mortgage and commercial NPLs by $31.9 million and $9.0 million, respectively, in part offset by higher auto loans NPLs by $6.4 million. The mortgage NPLs decrease was mainly due to the combined effects of collection efforts, increased foreclosure activity and sustained low levels of early delinquency compared with pre-pandemic trends. PB’s NPLs increased by $10.1 million quarter-over-quarter, solely due to a $10.6 million commercial borrower within the healthcare industry that was placed in non-accrual status during the quarter due to financial distress. At September 30, 2022, the ratio of NPLs to total loans held-in-portfolio was 1.4%, compared to 1.6% in the second quarter of 2022.

•

Inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $5.5 million quarter-over-quarter. In BPPR, total inflows decreased by $3.1 million, mostly driven by lower mortgage inflows of $7.3 million, in part offset by higher commercial inflows by $4.2 million. Mortgage inflows continued trending lower than pre-pandemic levels. NPL inflows at PB increased by $8.5 million quarter-over-quarter, mainly driven the abovementioned commercial healthcare NPL.

•

NCOs amounted to $18.2 million, an unfavorable variance of $12.2 million when compared to the second quarter of 2022. BPPR’s NCOs reflected an unfavorable variance of $13.1 million, mainly related to higher consumer, commercial and mortgage NCOs by $7.5 million, $2.3 million, and $2.3 million, respectively. The commercial NCOs was mainly driven by a $4.5 million previously reserved relationship charged-off in September partially offset by higher recoveries. PB’s NCOs remained essentially flat quarter-over-quarter. During the third quarter of 2022, the Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 0.24%, compared to 0.08% in the second quarter of 2022. Refer to Table M for further information on net charge-offs and related ratios.

•

At September 30, 2022, the ACL increased by $21.3 million, or 3.1%, from the second quarter of 2022 to $703.1 million. The ACL incorporated updated macroeconomic scenarios for Puerto Rico and the United States. Given that any one economic outlook is inherently uncertain, the Corporation leverages multiple scenarios to estimate its ACL. The baseline scenario continues to be assigned the highest probability, followed by the pessimistic scenario. The Corporation evaluates, at least on an annual basis, the assumptions tied to the CECL accounting framework. These include the reasonable and supportable period as well as the reversion window. This quarter, as part of its evaluation procedures, the Corporation decided to extend the reversion window from 1 year to 3 years. This change in assumptions contributed to a reduction of $11 million in the ACL. The reasonable and supportable period assumptions remained unchanged.

•

The baseline scenario assumes an annualized 2022 GDP growth of 3.1% and 1.6% for Puerto Rico and United States, respectively, compared to 2.8% for both regions in the previous quarter. The improvement in P.R.’s GDP was mainly due to updated fiscal assumptions, which include the potential impact of the Inflation Reduction Act. As for the U.S., the reduction in GDP growth was driven by updated data for the second quarter of 2022, which reflected two consecutive quarters of GDP decline. 2023 annualized GDP growth for P.R. and U.S. of 2.2% and 1.5%, respectively, compared to 2.7% for both regions in the previous quarter. The reduction in 2023 is in part due to tight monetary policy, weaker job growth and persistent inflation.

•

The 2022 average unemployment rate remained largely consistent QoQ forecasted at 6.6% and 3.6% for Puerto Rico and United States, respectively, compared to 6.9% and 3.5%, respectively, in the previous forecast. For 2023 the forecasted average unemployment rate for P.R. and U.S. is 7.8% and 3.9%, slightly higher than previous quarter’s 7.6% and 3.4% for P.R. and U.S., respectively.

•

In BPPR, the ACL increased by $10.4 million, mostly driven by higher loan volumes and changes in credit quality. The ACL for the PB segment increased by $11.0 million quarter-over-quarter, mainly driven by an $8.4 million reserve recorded for the abovementioned commercial healthcare NPL. The Corporation’s ratio of the allowance for credit losses to loans held-in-portfolio was 2.23% in the third quarter of 2022, compared to 2.24% in the previous quarter. The ratio of the allowance for credit losses to NPLs held-in-portfolio stood at 155.1%, compared to 142.7% in the previous quarter.

•

The provision for credit losses for the loan portfolios for the third quarter of 2022 was an expense of $39.5 million, compared to an expense of $9.9 million in the previous quarter, reflecting the previously mentioned changes in the allowance for credit losses. The provision for the BPPR segment was an expense of $28.7 million, compared to an expense of $9.1 million in the previous quarter, while the provision for the PB segment was an expense of $10.8 million, compared to an expense of $0.7 million in the previous quarter.

•

The provision for unfunded commitments for the third quarter of 2022 was an expense of $0.4 million, compared to a benefit of $0.2 million in the previous quarter. The provision for credit losses in our investment portfolio was a benefit of $0.3 million, flat quarter-over-quarter. The provision for unfunded loan commitments, provision for credit losses on our loan and lease portfolios and provision for credit losses on our investment portfolio are aggregated and presented in the provision for credit losses caption in our Statement of Operations.

Non-Performing Assets

(Unaudited)
(In thousands)	30-Sep-22	30-Jun-22	30-Sep-21
Non-performing loans held-in-portfolio	$453,419	$477,924	$632,835
Other real estate owned (“OREO”)	93,239	92,137	76,828

Total non-performing assets	$546,658	$570,061	$709,663

Net charge-offs (recoveries) for the quarter	$18,232	$6,073	$8,823

Ratios:
Loans held-in-portfolio	$31,523,188	$30,370,936	$28,855,372
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.44%	1.57%	2.19%
Allowance for credit losses to loans held-in-portfolio	2.23	2.24	2.49
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	155.07	142.65	113.55

Refer to Table K for additional information.

Provision for Credit Losses (Benefit) - Loan Portfolios

(Unaudited)	Quarters ended			Nine months ended
(In thousands)	30-Sep-22	30-Jun-22	30-Sep-21	30-Sep-22	30-Sep-21
Provision for credit losses (benefit) - loan portfolios:
BPPR	$28,694	$9,128	$(35,992)	$25,161	$(98,456)
Popular U.S.	10,825	733	(22,653)	9,814	(53,468)

Total provision for credit losses (benefit) - loan portfolios	$39,519	$9,861	$(58,645)	$34,975	$(151,924)

Credit Quality by Segment

(Unaudited) (In thousands)	Quarters ended
BPPR	30-Sep-22	30-Jun-22	30-Sep-21
Provision for credit losses (benefit) - loan portfolios	$28,694	$9,128	$(35,992)
Net charge-offs (recoveries)	18,396	5,332	9,336
Total non-performing loans held-in-portfolio	410,215	444,831	608,871
Allowance / loans held-in-portfolio	2.65%	2.70%	2.92%
Allowance / non-performing loans held-in-portfolio	144.05%	130.52%	101.30%

	Quarters ended
Popular U.S.	30-Sep-22	30-Jun-22	30-Sep-21
Provision for credit losses (benefit) - loan portfolios	$10,825	$733	$(22,653)
Net charge-offs (recoveries)	(164)	741	(513)
Total non-performing loans held-in-portfolio	43,204	33,093	23,964
Allowance / loans held-in-portfolio	1.21%	1.14%	1.32%
Allowance / non-performing loans held-in-portfolio	259.61%	305.72%	424.79%

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Sep-22	30-Jun-22	30-Sep-21
Cash and money market investments	$5,992,360	$10,215,946	$18,065,211
Investment securities	30,434,052	28,138,453	24,697,876
Loans	31,523,188	30,370,936	28,855,372
Total assets	70,729,675	71,501,931	74,189,163
Deposits	64,819,327	65,327,664	66,013,561
Borrowings	1,300,984	959,135	1,263,413
Total liabilities	67,054,837	67,208,582	68,206,192
Stockholders’ equity	3,674,838	4,293,349	5,982,971

Total assets amounted to $70.7 billion at September 30, 2022, a decrease of $0.8 billion from the second quarter of 2022, driven by:

•	A decrease in aggregated cash and money market investments of $4.2 billion due in part to a decrease in deposit balances and the purchase of investment securities and growth in loan portfolios;

partially offset by:

•

an increase in debt securities available-for-sale of $2.0 billion. The increase is driven by purchases of 3-month maturity U.S. Treasury securities that currently provide a higher tax-effected yield than overnight fed funds, offset by maturities and paydowns;

•	an increase in debt securities held-to-maturity of $290.0 million due to the purchase of U.S. Treasury securities offset by maturities and paydowns; and

•

an increase in loans held-in-portfolio of $1.2 billion across all loan categories. The increase was mainly due to commercial loans growth at both BPPR and PB and an increase in consumer loans, mainly at BPPR, including auto loans, credit cards and other consumer loans. BPPR’s commercial loan growth included U.S. region loans of $53.7 million participated between BPPR and PB;

•

an increase of $107.1 million in goodwill due to the $116.1 million recorded in connection with the Evertec Business Acquisition Transaction, offset by the impairment of $9.0 million related to the K2 Acquisition.

Total liabilities decreased by $0.2 billion from the second quarter of 2022, driven by:

•	a decrease of $0.5 billion in deposits, mainly in Puerto Rico related to time deposits managed through the Corporation’s Fiduciary Services Division, offset by an increase in public sector accounts;

partially offset by:

•	an increase in borrowings of $341.5 million, mainly due to advances from the FHLB at PB.

Stockholders’ equity decreased by $618.5 million from the second quarter of 2022, principally due to an increase in accumulated unrealized losses on debt securities available-for-sale by $781.9 million due to a decline in the fair value of fixed-rate debt securities as a result of the rising interest rate environment, the net effect of $231 million related to the accelerated share repurchase agreement entered into during August 2022 and to dividends, partially offset by the net income of $422.4 million for the quarter.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 16.04%, $50.26 and $38.69, respectively, at September 30, 2022, compared to 16.39%, $55.78 and $46.18 at June 30, 2022. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those regarding Popular’s acquisition of certain assets and assumption of certain liabilities from Evertec and the transactions described in this press release (the “Transaction”) and Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic (including the appearance of new strains of the virus), actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. Other factors include Popular’s ability to successfully transition and integrate the assets acquired as part of the Transaction, related operations, employees and third party contractors; unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during due diligence investigation of the Transaction or that are not subject to indemnification or reimbursement by Evertec; operational risks that may affect Popular and other risks arising from the acquisition of the acquired assets or by adverse effects on relationships with customers, employees and service providers and business and other risks arising from the extension of Popular’s current commercial agreements with Evertec. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2021, in our Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 and in our Form 10-Q for the quarter ended September 30, 2022 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Wednesday, October 26, 2022 at 11:00 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-844-200-6205 (Toll Free) or 1-646-904-5544 (Local). The dial-in access code is 775117.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Thursday, November 24, 2022. The replay dial in is: 1-866-813-9403 or 1-929-458-6194. The replay passcode is 982947.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Loan Delinquency - PUERTO RICO OPERATIONS

Table I - Loan Delinquency - POPULAR U.S. OPERATIONS

Table J - Loan Delinquency - CONSOLIDATED

Table K - Non-Performing Assets

Table L - Activity in Non-Performing Loans

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table N - Allowance for Credit Losses - Loan Portfolios - CONSOLIDATED

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

Table Q - Reconciliation to GAAP Financial Measures

POPULAR, INC.

Financial Supplement to Third Quarter 2022 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended			Nine months ended
	30-Sep-22	30-Jun-22	30-Sep-21	30-Sep-22	30-Sep-21
Basic EPS	$5.71	$2.77	$3.09	$11.09	$8.89
Diluted EPS	$5.70	$2.77	$3.09	$11.07	$8.87
Average common shares outstanding	73,955,184	76,171,784	80,126,166	76,173,783	81,864,634
Average common shares outstanding - assuming dilution	74,057,332	76,286,883	80,274,942	76,304,219	82,014,113
Common shares outstanding at end of period	72,673,344	76,576,397	79,841,564	72,673,344	79,841,564
Market value per common share	$72.06	$76.93	$77.67	$72.06	$77.67
Market capitalization - (In millions)	$5,237	$5,891	$6,201	$5,237	$6,201
Return on average assets	2.31%	1.17%	1.34%	1.54%	1.39%
Return on average common equity	27.72%	14.58%	17.10%	19.02%	17.09%
Net interest margin (non-taxable equivalent basis)	3.32%	3.09%	2.77%	3.05%	2.92%
Net interest margin (taxable equivalent basis) -non-GAAP	3.71%	3.45%	3.04%	3.39%	3.23%
Common equity per share	$50.26	$55.78	$74.66	$50.26	$74.66
Tangible common book value per common share (non-GAAP) [1]	$38.69	$46.18	$66.01	$38.69	$66.01
Tangible common equity to tangible assets (non-GAAP) [1]	4.02%	5.00%	7.17%	4.02%	7.17%
Return on average tangible common equity [1]	31.86%	16.70%	19.44%	21.78%	19.46%
Tier 1 capital	16.10%	16.46%	17.43%	16.10%	17.43%
Total capital	17.92%	18.29%	19.90%	17.92%	19.90%
Tier 1 leverage	7.65%	7.56%	7.38%	7.65%	7.38%
Common Equity Tier 1 capital	16.04%	16.39%	17.36%	16.04%	17.36%

[1]	Refer to Table Q for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to Third Quarter 2022 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance	Nine months ended
			Q3 2022		Q3 2022
(In thousands, except per share information)	30-Sep-22	30-Jun-22	vs. Q2 2022	30-Sep-21	vs. Q3 2021	30-Sep-22	30-Sep-21
Interest income:
Loans	$481,088	$446,245	$34,843	$435,296	$45,792	$1,354,124	$1,303,726
Money market investments	36,966	23,742	13,224	6,914	30,052	67,172	14,300
Investment securities	133,181	101,774	31,407	87,952	45,229	331,421	265,348

Total interest income	651,235	571,761	79,474	530,162	121,073	1,752,717	1,583,374

Interest expense:
Deposits	60,897	27,827	33,070	27,029	33,868	113,507	85,290
Short-term borrowings	921	248	673	54	867	1,249	259
Long-term debt	9,798	9,824	(26)	13,686	(3,888)	30,168	41,518

Total interest expense	71,616	37,899	33,717	40,769	30,847	144,924	127,067

Net interest income	579,619	533,862	45,757	489,393	90,226	1,607,793	1,456,307
Provision for credit losses (benefit)	39,637	9,362	30,275	(61,173)	100,810	33,499	(160,414)

Net interest income after provision for credit losses (benefit)	539,982	524,500	15,482	550,566	(10,584)	1,574,294	1,616,721

Service charges on deposit accounts	40,006	41,809	(1,803)	41,312	(1,306)	122,528	121,085
Other service fees	86,402	81,451	4,951	80,445	5,957	244,987	227,455
Mortgage banking activities	9,448	13,575	(4,127)	8,307	1,141	35,888	33,098
Net gain on sale of debt securities	—	—	—	23	(23)	—	23
Net (loss) gain, including impairment, on equity securities	(1,448)	(4,109)	2,661	(401)	(1,047)	(7,651)	1,585
Net (loss) gain on trading account debt securities	(274)	51	(325)	58	(332)	(946)	(34)
Net loss on sale of loans, including valuation adjustments on loans held-for-sale	—	—	—	—	—	—	(73)
Adjustments to indemnity reserves on loans sold	1,715	170	1,545	2,038	(323)	1,140	3,008
Other operating income	290,645	24,464	266,181	37,476	253,169	342,651	91,304

Total non-interest income	426,494	157,411	269,083	169,258	257,236	738,597	477,451

Operating expenses:
Personnel costs
Salaries	115,887	101,847	14,040	95,185	20,702	316,407	274,814
Commissions, incentives and other bonuses	32,003	29,787	2,216	25,892	6,111	93,129	85,484
Pension, postretirement and medical insurance	17,120	13,730	3,390	13,893	3,227	43,633	38,106
Other personnel costs, including payroll taxes	28,833	23,424	5,409	22,677	6,156	76,458	72,926

Total personnel costs	193,843	168,788	25,055	157,647	36,196	529,627	471,330
Net occupancy expenses	27,420	26,214	1,206	24,896	2,524	78,357	75,471
Equipment expenses	26,626	25,088	1,538	22,537	4,089	75,193	66,917
Other taxes	15,966	15,780	186	14,459	1,507	47,461	41,623
Professional fees
Collections, appraisals and other credit related fees	2,527	2,802	(275)	3,166	(639)	7,555	9,972
Programming, processing and other technology services	59,431	73,305	(13,874)	69,221	(9,790)	202,110	202,739
Legal fees, excluding collections	2,830	3,091	(261)	2,535	295	9,875	7,267
Other professional fees	47,433	35,674	11,759	29,787	17,646	116,050	85,832

Total professional fees	112,221	114,872	(2,651)	104,709	7,512	335,590	305,810
Communications	6,224	5,993	231	6,133	91	18,364	18,971
Business promotion	24,348	21,353	2,995	18,116	6,232	60,784	47,148
FDIC deposit insurance	6,610	6,463	147	7,181	(571)	20,445	18,891
Other real estate owned (OREO) income	(2,444)	(7,806)	5,362	(1,722)	(722)	(12,963)	(10,554)
Credit and debit card processing, volume, interchange and other expenses	14,762	11,375	3,387	12,960	1,802	38,646	36,331
Other operating expenses
Operational losses	7,145	4,061	3,084	7,147	(2)	23,031	21,571
All other	33,579	13,302	20,277	13,322	20,257	58,696	35,283

Total other operating expenses	40,724	17,363	23,361	20,469	20,255	81,727	56,854
Amortization of intangibles	795	795	—	783	12	2,481	3,089
Goodwill impairment charge	9,000	—	9,000	—	9,000	9,000	—

Total operating expenses	476,095	406,278	69,817	388,168	87,927	1,284,712	1,131,881

Income before income tax	490,381	275,633	214,748	331,656	158,725	1,028,179	962,291
Income tax expense	67,986	64,212	3,774	83,542	(15,556)	182,677	233,466

Net income	$422,395	$211,421	$210,974	$248,114	$174,281	$845,502	$728,825

Net income applicable to common stock	$422,042	$211,068	$210,974	$247,761	$174,281	$844,443	$727,766

Net income per common share - basic	$5.71	$2.77	$2.94	$3.09	$2.62	$11.09	$8.89

Net income per common share - diluted	$5.70	$2.77	$2.93	$3.09	$2.61	$11.07	$8.87

Dividends Declared per Common Share	$0.55	$0.55	$—	$0.45	$0.10	$1.65	$1.30

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

				Variance Q3 2022 vs.
(In thousands)	30-Sep-22	30-Jun-22	30-Sep-21	Q2 2022
Assets:
Cash and due from banks	$2,017,312	$528,590	$538,973	$1,488,722
Money market investments	3,975,048	9,687,356	17,526,238	(5,712,308)
Trading account debt securities, at fair value	30,271	32,317	36,064	(2,046)
Debt securities available-for-sale, at fair value	28,264,148	26,266,251	24,391,226	1,997,897
Debt securities held-to-maturity, at amortized cost	1,953,710	1,664,015	85,655	289,695
Less: Allowance for credit losses	7,210	7,495	9,222	(285)

Total debt securities held-to-maturity, net	1,946,500	1,656,520	76,433	289,980

Equity securities	185,923	175,870	184,931	10,053
Loans held-for-sale, at lower of cost or fair value	8,065	28,546	91,313	(20,481)
Loans held-in-portfolio	31,805,921	30,643,443	29,089,241	1,162,478
Less: Unearned income	282,733	272,507	233,869	10,226
Allowance for credit losses	703,096	681,750	718,575	21,346

Total loans held-in-portfolio, net	30,820,092	29,689,186	28,136,797	1,130,906

Premises and equipment, net	492,685	490,152	487,526	2,533
Other real estate	93,239	92,137	76,828	1,102
Accrued income receivable	224,307	216,780	200,649	7,527
Mortgage servicing rights, at fair value	130,541	129,877	116,567	664
Other assets	1,700,378	1,773,523	1,634,839	(73,145)
Goodwill	827,428	720,293	671,122	107,135
Other intangible assets	13,738	14,533	19,657	(795)

Total assets	$70,729,675	$71,501,931	$74,189,163	$(772,256)

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$17,605,339	$16,663,259	$15,147,567	$942,080
Interest bearing	47,213,988	48,664,405	50,865,994	(1,450,417)

Total deposits	64,819,327	65,327,664	66,013,561	(508,337)

Assets sold under agreements to repurchase	162,450	70,925	86,470	91,525
Other short-term borrowings	250,000	—	—	250,000
Notes payable	888,534	888,210	1,176,943	324
Other liabilities	934,526	921,783	929,218	12,743

Total liabilities	67,054,837	67,208,582	68,206,192	(153,745)

Stockholders’ equity:
Preferred stock	22,143	22,143	22,143	—
Common stock	1,046	1,046	1,046	—
Surplus	4,652,508	4,576,478	4,569,641	76,030
Retained earnings	3,694,020	3,311,951	2,882,340	382,069
Treasury stock	(1,970,548)	(1,665,253)	(1,352,104)	(305,295)
Accumulated other comprehensive loss, net of tax	(2,724,331)	(1,953,016)	(140,095)	(771,315)

Total stockholders’ equity	3,674,838	4,293,349	5,982,971	(618,511)

Total liabilities and stockholders’ equity	$70,729,675	$71,501,931	$74,189,163	$(772,256)

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

(Unaudited)

	Quarters ended									Variance
	30-Sep-22			30-Jun-22			30-Sep-21			Q3 2022 vs. Q2 2022			Q3 2022 vs. Q3 2021
($ amounts in millions)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market investments	6,721	37.0	2.18%	11,513	23.7	0.83%	18,041	6.9	0.15%	(4,792)	13.3	1.35%	(11,320)	30.1	2.03%
Investment securities	31,859	186.8	2.33%	27,748	150.9	2.18%	23,154	121.9	2.10%	4,111	35.9	0.15%	8,705	64.9	0.23%
Trading securities	40	0.6	6.09%	65	1.1	6.66%	84	1.0	4.97%	(25)	(0.5)	(0.57)%	(44)	(0.4)	1.12%

Total money market, investment and trading securities	$38,620	$224.4	2.31%	$39,326	$175.7	1.79%	$41,279	$129.8	1.25%	($706)	$48.7	0.52%	($2,659)	$94.6	1.06%

Loans:
Commercial	14,750	205.2	5.52	14,227	183.0	5.16	13,265	179.2	5.36	523	22.2	0.36	1,485	26.0	0.16
Construction	835	13.4	6.38	781	11.1	5.71	854	11.6	5.40	54	2.3	0.67	(19)	1.8	0.98
Mortgage	7,264	98.4	5.42	7,294	97.1	5.33	7,652	97.8	5.11	(30)	1.3	0.09	(388)	0.6	0.31
Consumer	2,818	83.4	11.74	2,654	75.0	11.33	2,435	67.7	11.03	164	8.4	0.41	383	15.7	0.71
Auto	3,562	71.2	7.93	3,499	70.1	8.04	3,372	71.2	8.37	63	1.1	(0.11)	190	—	(0.44)
Lease financing	1,503	22.2	5.90	1,445	21.4	5.91	1,317	19.7	5.99	58	0.8	(0.01)	186	2.5	(0.09)

Total loans	30,732	493.8	6.39	29,900	457.7	6.14	28,895	447.2	6.15	832	36.1	0.25	1,837	46.6	0.24

Total interest earning assets	$69,352	$718.2	4.12%	$69,226	$633.4	3.67%	$70,174	$577.0	3.27%	$126	$84.8	0.45%	$(822)	$141.2	0.85%

Allowance for credit losses - loan portfolio	(691)			(682)			(778)			(9)			87
Allowance for credit losses - investment securities	(7)			(8)			(10)			1			3
Other non-interest earning assets	3,822			3,787			3,901			35			(79)

Total average assets	$72,476			$72,323			$73,287			$153			$(811)

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$25,993	$36.4	0.56%	$24,897	$8.3	0.13%	$27,773	$7.9	0.11%	$1,096	$28.1	0.43%	$(1,780)	$28.5	0.45%
Savings	15,514	8.0	0.20	16,363	6.9	0.17	15,621	6.4	0.16	(849)	1.1	0.03	(107)	1.6	0.04
Time deposits	6,957	16.5	0.94	7,044	12.6	0.72	6,957	12.7	0.73	(87)	3.9	0.22	—	3.8	0.21

Total interest-bearing deposits	48,464	60.9	0.50	48,304	27.8	0.23	50,351	27.0	0.21	160	33.1	0.27	(1,887)	33.9	0.29
Borrowings	1,068	10.7	4.01	1,043	10.1	3.87	1,284	13.7	4.28	25	0.6	0.14	(216)	(3.0)	(0.27)

Total interest-bearing liabilities	49,532	71.6	0.57	49,347	37.9	0.31	51,635	40.7	0.31	185	33.7	0.26	(2,103)	30.9	0.26

Net interest spread			3.55%			3.36%			2.96%			0.19%			0.59%

Non-interest bearing deposits	15,872			16,254			14,955			(382)			917
Other liabilities	1,010			894			927			116			83
Stockholders’ equity	6,062			5,828			5,770			234			292

Total average liabilities and stockholders’ equity	$72,476			$72,323			$73,287			$153			$(811)

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$646.6	3.71%		$595.5	3.45%		$536.3	3.04%		$51.1	0.26%		$110.3	0.67%
Taxable equivalent adjustment		67.0			61.6			46.9			5.4			20.1

Net interest income / margin non-taxable equivalent basis (GAAP)		$579.6	3.32%		$533.9	3.09%		$489.4	2.77%		$45.7	0.23%		$90.2	0.55%

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

(Unaudited)

	Nine months ended
	30-Sep-22			30-Sep-21			Variance
($ amounts in millions)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market investments	10,969	67.2	0.82%	15,364	14.3	0.12%	(4,395)	52.9	0.70%
Investment securities	29,371	475.1	2.16%	22,302	382.3	2.29%	7,069	92.8	(0.13)%
Trading securities	59	2.7	6.23%	85	3.2	5.06%	(26)	(0.5)	1.17%

Total money market, investment and trading securities	$40,399	$545.0	1.80%	$37,751	$399.8	1.42%	$2,648	$145.2	0.38%

Loans:
Commercial	14,245	560.4	5.26	13,475	535.1	5.32	770	25.3	(0.06)
Construction	782	34.3	5.87	874	35.1	5.39	(92)	(0.8)	0.48
Mortgage	7,315	292.3	5.33	7,761	295.6	5.08	(446)	(3.3)	0.25
Consumer	2,670	228.4	11.44	2,460	206.9	11.24	210	21.5	0.20
Auto	3,507	210.6	8.03	3,285	209.5	8.55	222	1.1	(0.52)
Lease financing	1,447	64.2	5.92	1,265	57.1	6.01	182	7.1	(0.09)

Total loans	29,966	1,390.2	6.20	29,120	1,339.3	6.16	846	50.9	0.04

Total interest earning assets	$70,365	$1,935.2	3.67%	$66,871	$1,739.1	3.48%	$3,494	$196.1	0.19%

Allowance for credit losses - loan portfolio	(689)			(822)			133
Allowance for credit losses - investment securities	(8)			(10)			2
Other non-interest earning assets	3,789			3,900			(111)

Total average assets	$73,457			$69,939			$3,518

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$26,385	$52.1	0.26%	$25,201	$24.2	0.13%	$1,184	$27.9	0.13%
Savings	16,101	21.4	0.18	15,127	20.3	0.18	974	1.1	—
Time deposits	6,913	40.0	0.77	7,108	40.8	0.77	(195)	(0.8)	—

Total interest-bearing deposits	49,399	113.5	0.31	47,436	85.3	0.24	1,963	28.2	0.07
Borrowings	1,072	31.4	3.92	1,315	41.8	4.25	(243)	(10.4)	(0.33)

Total interest-bearing liabilities	50,471	144.9	0.38	48,751	127.1	0.35	1,720	17.8	0.03

Net interest spread			3.29%			3.13%			0.16%

Non-interest bearing deposits	16,088			14,428			1,660
Other liabilities	940			1,044			(104)
Stockholders’ equity	5,958			5,716			242

Total average liabilities and stockholders’ equity	$73,457			$69,939			$3,518

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$1,790.3	3.39%		$1,612.0	3.23%		$178.3	0.16%
Taxable equivalent adjustment		182.5			155.7			26.8

Net interest income / margin non-taxable equivalent basis (GAAP)		$1,607.8	3.05%		$1,456.3	2.92%		$151.5	0.13%

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities

	Quarters ended			Variance		Nine months ended		Variance
(In thousands)	30-Sep-22	30-Jun-22	30-Sep-21	Q3 2022 vs.Q2 2022	Q3 2022 vs.Q3 2021	30-Sep-22	30-Sep-21	2022 vs. 2021
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$9,126	$9,186	$9,376	$(60)	$(250)	$27,635	$28,613	$(978)
Mortgage servicing rights fair value adjustments	(499)	2,257	(5,979)	(2,756)	5,480	2,846	(11,706)	14,552

Total mortgage servicing fees, net of fair value adjustments	8,627	11,443	3,397	(2,816)	5,230	30,481	16,907	13,574

Net gain (loss) on sale of loans, including valuation on loans held-for-sale	1,124	36	6,084	1,088	(4,960)	(374)	16,256	(16,630)

Trading account (loss) profit:
Unrealized losses on outstanding derivative positions	—	(2)	—	2	—	—	—	—
Realized (losses) gains on closed derivative positions	(240)	2,430	(1,004)	(2,670)	764	6,325	632	5,693

Total trading account (loss) profit	(240)	2,428	(1,004)	(2,668)	764	6,325	632	5,693

Losses on repurchased loans, including interest advances	(63)	(332)	(170)	269	107	(544)	(697)	153

Total mortgage banking activities	$9,448	$13,575	$8,307	$(4,127)	$1,141	$35,888	$33,098	$2,790

Other Service Fees

	Quarters ended			Variance		Nine months ended		Variance
(In thousands)	30-Sep-22	30-Jun-22	30-Sep-21	Q3 2022 vs.Q2 2022	Q3 2022 vs.Q3 2021	30-Sep-22	30-Sep-21	2022 vs. 2021
Other service fees:
Debit card fees	$12,133	$12,882	$12,210	$(749)	$(77)	$36,794	$36,245	$549
Insurance fees	15,697	12,017	14,385	3,680	1,312	41,870	39,986	1,884
Credit card fees	37,829	38,155	33,409	(326)	4,420	109,626	94,826	14,800
Sale and administration of investment products	5,952	6,017	6,216	(65)	(264)	17,760	17,726	34
Trust fees	5,506	6,143	6,453	(637)	(947)	17,576	18,460	(884)
Other fees	9,285	6,237	7,772	3,048	1,513	21,361	20,212	1,149

Total other service fees	$86,402	$81,451	$80,445	$4,951	$5,957	$244,987	$227,455	$17,532

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	30-Sep-22	30-Jun-22	30-Sep-21	Q3 2022 vs.Q2 2022	Q3 2022 vs.Q3 2021
Loans held-in-portfolio:
Commercial	$15,366,859	$14,545,301	$13,303,671	$821,558	$2,063,188
Construction	816,290	790,920	801,040	25,370	15,250
Leasing	1,538,504	1,480,222	1,348,679	58,282	189,825
Mortgage	7,311,713	7,261,955	7,539,152	49,758	(227,439)
Auto	3,528,904	3,489,976	3,376,694	38,928	152,210
Consumer	2,960,918	2,802,562	2,486,136	158,356	474,782

Total loans held-in-portfolio	$31,523,188	$30,370,936	$28,855,372	$1,152,252	$2,667,816

Loans held-for-sale:
Mortgage	8,065	28,546	91,313	(20,481)	(83,248)

Total loans held-for-sale	$8,065	$28,546	$91,313	$(20,481)	$(83,248)

Total loans	$31,531,253	$30,399,482	$28,946,685	$1,131,771	$2,584,568

Deposits - Ending Balances

				Variance
(In thousands)	30-Sep-22	30-Jun-22	30-Sep-21	Q3 2022 vs. Q2 2022	Q3 2022 vs.Q3 2021
Demand deposits [1]	$28,773,328	$27,798,243	$25,495,481	$975,085	$3,277,847
Savings, NOW and money market deposits (non-brokered)	28,388,057	29,672,655	32,867,805	(1,284,598)	(4,479,748)
Savings, NOW and money market deposits (brokered)	728,651	761,244	718,155	(32,593)	10,496
Time deposits (non-brokered)	6,731,588	6,896,786	6,906,509	(165,198)	(174,921)
Time deposits (brokered CDs)	197,703	198,736	25,611	(1,033)	172,092

Total deposits	$64,819,327	$65,327,664	$66,013,561	$(508,337)	$(1,194,234)

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table H - Loan Delinquency - Puerto Rico Operations

(Unaudited)

30-Sep-22
Puerto Rico
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$546	$—	$251	$797	$276,521	$277,318	$251	$—
Commercial real estate:
Non-owner occupied	3,005	789	21,443	25,237	2,820,803	2,846,040	21,443	—
Owner occupied	10,992	7,834	28,379	47,205	1,540,932	1,588,137	28,379	—
Commercial and industrial	7,105	1,139	38,003	46,247	3,547,841	3,594,088	37,375	628
Construction	—	1,087	—	1,087	210,480	211,567	—	—
Mortgage	237,316	89,802	581,378	908,496	5,147,347	6,055,843	252,773	328,605
Leasing	14,487	2,740	5,697	22,924	1,515,580	1,538,504	5,697	—
Consumer:
Credit cards	7,268	4,481	10,361	22,110	966,406	988,516	—	10,361
Home equity lines of credit	—	—	—	—	2,957	2,957	—	—
Personal	13,725	7,348	18,137	39,210	1,478,746	1,517,956	18,117	20
Auto	71,230	21,852	34,432	127,514	3,401,390	3,528,904	34,432	—
Other	708	768	12,025	13,501	124,950	138,451	11,748	277

Total	$366,382	$137,840	$750,106	$1,254,328	$21,033,953	$22,288,281	$410,215	$339,891

30-Jun-22
Puerto Rico
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$1,992	$—	$254	$2,246	$234,308	$236,554	$254	$—
Commercial real estate:
Non-owner occupied	1,379	110	20,435	21,924	2,630,194	2,652,118	20,435	—
Owner occupied	4,894	2,860	32,155	39,909	1,366,840	1,406,749	32,155	—
Commercial and industrial	2,534	1,526	44,176	48,236	3,472,447	3,520,683	43,649	527
Construction	498	—	—	498	161,864	162,362	—	—
Mortgage	211,483	82,898	681,757	976,138	5,065,785	6,041,923	284,670	397,087
Leasing	9,970	2,164	4,665	16,799	1,463,423	1,480,222	4,665	—
Consumer:
Credit cards	5,785	4,142	8,896	18,823	947,876	966,699	—	8,896
Home equity lines of credit	—	—	—	—	3,122	3,122	—	—
Personal	11,216	6,043	19,045	36,304	1,351,796	1,388,100	19,045	—
Auto	56,577	13,815	28,045	98,437	3,391,539	3,489,976	28,045	—
Other	242	131	12,125	12,498	120,651	133,149	11,913	212

Total	$306,570	$113,689	$851,553	$1,271,812	$20,209,845	$21,481,657	$444,831	$406,722

Variance
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$(1,446)	$—	$(3)	$(1,449)	$42,213	$40,764	$(3)	$—
Commercial real estate:
Non-owner occupied	1,626	679	1,008	3,313	190,609	193,922	1,008	—
Owner occupied	6,098	4,974	(3,776)	7,296	174,092	181,388	(3,776)	—
Commercial and industrial	4,571	(387)	(6,173)	(1,989)	75,394	73,405	(6,274)	101
Construction	(498)	1,087	—	589	48,616	49,205	—	—
Mortgage	25,833	6,904	(100,379)	(67,642)	81,562	13,920	(31,897)	(68,482)
Leasing	4,517	576	1,032	6,125	52,157	58,282	1,032	—
Consumer:
Credit cards	1,483	339	1,465	3,287	18,530	21,817	—	1,465
Home equity lines of credit	—	—	—	—	(165)	(165)	—	—
Personal	2,509	1,305	(908)	2,906	126,950	129,856	(928)	20
Auto	14,653	8,037	6,387	29,077	9,851	38,928	6,387	—
Other	466	637	(100)	1,003	4,299	5,302	(165)	65

Total	$59,812	$24,151	$(101,447)	$(17,484)	$824,108	$806,624	$(34,616)	$(66,831)

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table I - Loan Delinquency - Popular U.S. Operations

(Unaudited)

30-Sep-22
Popular U.S.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$—	$—	$—	$—	$1,926,791	$1,926,791	$—	$—
Commercial real estate:
Non-owner occupied	—	136	10,631	10,767	1,660,668	1,671,435	10,631	—
Owner occupied	—	5,106	606	5,712	1,472,699	1,478,411	606	—
Commercial and industrial	924	2,144	5,803	8,871	1,975,768	1,984,639	5,191	612
Construction	—	—	—	—	604,723	604,723	—	—
Mortgage	1,501	4,558	21,533	27,592	1,228,278	1,255,870	21,533	—
Consumer:
Credit cards	—	—	—	—	34	34	—	—
Home equity lines of credit	256	577	3,970	4,803	65,036	69,839	3,970	—
Personal	1,495	1,529	1,261	4,285	233,780	238,065	1,261	—
Other	704	—	12	716	4,384	5,100	12	—

Total	$4,880	$14,050	$43,816	$62,746	$9,172,161	$9,234,907	$43,204	$612

30-Jun-22
Popular U.S.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$—	$187	$280	$467	$1,895,352	$1,895,819	$280	$—
Commercial real estate:
Non-owner occupied	288	—	—	288	1,467,935	1,468,223	—	—
Owner occupied	144	—	1,416	1,560	1,465,252	1,466,812	1,416	—
Commercial and industrial	9,278	2,037	6,326	17,641	1,880,702	1,898,343	5,750	576
Construction	—	7,000	—	7,000	621,558	628,558	—	—
Mortgage	1,561	3,587	20,192	25,340	1,194,692	1,220,032	20,192	—
Consumer:
Credit cards	—	—	—	—	47	47	—	—
Home equity lines of credit	303	16	4,705	5,024	66,431	71,455	4,705	—
Personal	755	470	749	1,974	232,339	234,313	749	—
Other	—	13	1	14	5,663	5,677	1	—

Total	$12,329	$13,310	$33,669	$59,308	$8,829,971	$8,889,279	$33,093	$576

Variance
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$—	$(187)	$(280)	$(467)	$31,439	$30,972	$(280)	$—
Commercial real estate:
Non-owner occupied	(288)	136	10,631	10,479	192,733	203,212	10,631	—
Owner occupied	(144)	5,106	(810)	4,152	7,447	11,599	(810)	—
Commercial and industrial	(8,354)	107	(523)	(8,770)	95,066	86,296	(559)	36
Construction	—	(7,000)	—	(7,000)	(16,835)	(23,835)	—	—
Mortgage	(60)	971	1,341	2,252	33,586	35,838	1,341	—
Consumer:
Credit cards	—	—	—	—	(13)	(13)	—	—
Home equity lines of credit	(47)	561	(735)	(221)	(1,395)	(1,616)	(735)	—
Personal	740	1,059	512	2,311	1,441	3,752	512	—
Other	704	(13)	11	702	(1,279)	(577)	11	—

Total	$(7,449)	$740	$10,147	$3,438	$342,190	$345,628	$10,111	$36

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table J - Loan Delinquency - Consolidated

(Unaudited)

30-Sep-22
Popular, Inc.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$546	$—	$251	$797	$2,203,312	$2,204,109	$251	$—
Commercial real estate:
Non-owner occupied	3,005	925	32,074	36,004	4,481,471	4,517,475	32,074	—
Owner occupied	10,992	12,940	28,985	52,917	3,013,631	3,066,548	28,985	—
Commercial and industrial	8,029	3,283	43,806	55,118	5,523,609	5,578,727	42,566	1,240
Construction	—	1,087	—	1,087	815,203	816,290	—	—
Mortgage	238,817	94,360	602,911	936,088	6,375,625	7,311,713	274,306	328,605
Leasing	14,487	2,740	5,697	22,924	1,515,580	1,538,504	5,697	—
Consumer:
Credit cards	7,268	4,481	10,361	22,110	966,440	988,550	—	10,361
Home equity lines of credit	256	577	3,970	4,803	67,993	72,796	3,970	—
Personal	15,220	8,877	19,398	43,495	1,712,526	1,756,021	19,378	20
Auto	71,230	21,852	34,432	127,514	3,401,390	3,528,904	34,432	—
Other	1,412	768	12,037	14,217	129,334	143,551	11,760	277

Total	$371,262	$151,890	$793,922	$1,317,074	$30,206,114	$31,523,188	$453,419	$340,503

30-Jun-22
Popular, Inc.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$1,992	$187	$534	$2,713	$2,129,660	$2,132,373	$534	$—
Commercial real estate:
Non-owner occupied	1,667	110	20,435	22,212	4,098,129	4,120,341	20,435	—
Owner occupied	5,038	2,860	33,571	41,469	2,832,092	2,873,561	33,571	—
Commercial and industrial	11,812	3,563	50,502	65,877	5,353,149	5,419,026	49,399	1,103
Construction	498	7,000	—	7,498	783,422	790,920	—	—
Mortgage	213,044	86,485	701,949	1,001,478	6,260,477	7,261,955	304,862	397,087
Leasing	9,970	2,164	4,665	16,799	1,463,423	1,480,222	4,665	—
Consumer:
Credit cards	5,785	4,142	8,896	18,823	947,923	966,746	—	8,896
Home equity lines of credit	303	16	4,705	5,024	69,553	74,577	4,705	—
Personal	11,971	6,513	19,794	38,278	1,584,135	1,622,413	19,794	—
Auto	56,577	13,815	28,045	98,437	3,391,539	3,489,976	28,045	—
Other	242	144	12,126	12,512	126,314	138,826	11,914	212

Total	$318,899	$126,999	$885,222	$1,331,120	$29,039,816	$30,370,936	$477,924	$407,298

Variance
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$(1,446)	$(187)	$(283)	$(1,916)	$73,652	$71,736	$(283)	$—
Commercial real estate:
Non-owner occupied	1,338	815	11,639	13,792	383,342	397,134	11,639	—
Owner occupied	5,954	10,080	(4,586)	11,448	181,539	192,987	(4,586)	—
Commercial and industrial	(3,783)	(280)	(6,696)	(10,759)	170,460	159,701	(6,833)	137
Construction	(498)	(5,913)	—	(6,411)	31,781	25,370	—	—
Mortgage	25,773	7,875	(99,038)	(65,390)	115,148	49,758	(30,556)	(68,482)
Leasing	4,517	576	1,032	6,125	52,157	58,282	1,032	—
Consumer:
Credit cards	1,483	339	1,465	3,287	18,517	21,804	—	1,465
Home equity lines of credit	(47)	561	(735)	(221)	(1,560)	(1,781)	(735)	—
Personal	3,249	2,364	(396)	5,217	128,391	133,608	(416)	20
Auto	14,653	8,037	6,387	29,077	9,851	38,928	6,387	—
Other	1,170	624	(89)	1,705	3,020	4,725	(154)	65

Total	$52,363	$24,891	$(91,300)	$(14,046)	$1,166,298	$1,152,252	$(24,505)	$(66,795)

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table K - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	30-Sep-22	As a % of loans HIP by category	30-Jun-22	As a % of loans HIP by category	30-Sep-21	As a % of loans HIP by category	Q3 2022 vs. Q2 2022	Q3 2022 vs. Q3 2021
Non-accrual loans:
Commercial	$103,876	0.7%	$103,939	0.7%	$186,181	1.4%	$(63)	$(82,305)
Construction	—	—	—	—	14,877	1.9	—	(14,877)
Leasing	5,697	0.4	4,665	0.3	2,542	0.2	1,032	3,155
Mortgage	274,306	3.8	304,862	4.2	369,043	4.9	(30,556)	(94,737)
Auto	34,432	1.0	28,045	0.8	17,345	0.5	6,387	17,087
Consumer	35,108	1.2	36,413	1.3	42,847	1.7	(1,305)	(7,739)

Total non-performing loans held-in-portfolio	453,419	1.4%	477,924	1.6%	632,835	2.2%	(24,505)	(179,416)
Other real estate owned (“OREO”)	93,239		92,137		76,828		1,102	16,411

Total non-performing assets [1]	$546,658		$570,061		$709,663		$(23,403)	$(163,005)

Accruing loans past due 90 days or more [2]	$340,503		$407,298		$549,785		$(66,795)	$(209,282)

Ratios:
Non-performing assets to total assets	0.77%		0.80%		0.96%
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.44		1.57		2.19
Allowance for credit losses to loans held-in-portfolio	2.23		2.24		2.49
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	155.07		142.65		113.55

[1]	There were no non-performing loans held-for-sale as of September 30, 2022, June 30, 2022 and September 30, 2021.
[2]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans includes $9 million at September 30, 2022, related to the rebooking of loans previously pooled into GNMA securities, in which the Corporation had a buy-back option as further described below (June 30, 2022 - $11 million; September 30, 2021 - $12 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected (rebooked) on the financial statements of BPPR with an offsetting liability. These balances include $198 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of September 30, 2022 (June 30, 2022 - $237 million; September 30, 2021 - $350 million). Furthermore, the Corporation has approximately $42 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (June 30, 2022 - $43 million; September 30, 2021 - $53 million).

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table L - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:

	Quarter ended 30-Sep-22			Quarter ended 30-Jun-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$96,493	$7,446	$103,939	$117,782	$5,403	$123,185
Plus:
New non-performing loans	5,913	14,965	20,878	1,666	7,325	8,991
Advances on existing non-performing loans	—	12	12	—	1	1
Less:
Non-performing loans transferred to OREO	(352)	—	(352)	(914)	—	(914)
Non-performing loans charged-off	(4,534)	(48)	(4,582)	(951)	(89)	(1,040)
Loans returned to accrual status / loan collections	(10,072)	(5,947)	(16,019)	(21,090)	(5,194)	(26,284)

Ending balance NPLs	$87,448	$16,428	$103,876	$96,493	$7,446	$103,939

Mortgage loans held-in-portfolio:

	Quarter ended 30-Sep-22			Quarter ended 30-Jun-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$284,670	$20,192	$304,862	$306,560	$21,826	$328,386
Plus:
New non-performing loans	29,345	4,739	34,084	36,665	3,793	40,458
Advances on existing non-performing loans	—	55	55	—	110	110
Less:
Non-performing loans transferred to OREO	(5,604)	—	(5,604)	(10,627)	—	(10,627)
Non-performing loans charged-off	(689)	—	(689)	(295)	(127)	(422)
Loans returned to accrual status / loan collections	(54,949)	(3,453)	(58,402)	(47,633)	(5,410)	(53,043)

Ending balance NPLs	$252,773	$21,533	$274,306	$284,670	$20,192	$304,862

Total non-performing loans held-in-portfolio (excluding consumer):

	Quarter ended			Quarter ended
	30-Sep-22			30-Jun-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$381,163	$27,638	$408,801	$424,342	$27,229	$451,571
Plus:
New non-performing loans	35,258	19,704	54,962	38,331	11,118	49,449
Advances on existing non-performing loans	—	67	67	—	111	111
Less:
Non-performing loans transferred to OREO	(5,956)	—	(5,956)	(11,541)	—	(11,541)
Non-performing loans charged-off	(5,223)	(48)	(5,271)	(1,246)	(216)	(1,462)
Loans returned to accrual status / loan collections	(65,021)	(9,400)	(74,421)	(68,723)	(10,604)	(79,327)

Ending balance NPLs	$340,221	$37,961	$378,182	$381,163	$27,638	$408,801

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

(Dollars in thousands)	30-Sep-22	Quarters ended 30-Jun-22	30-Sep-21
Balance at beginning of period - loans held-in-portfolio	$681,750	$677,792	$785,790
Provision for credit losses (benefit)	39,519	9,861	(58,645)
Initial allowance for credit losses - PCD Loans	59	170	253

	721,328	687,823	727,398

Net loans charged-off (recovered):
BPPR
Commercial	(1,150)	(3,412)	4,357
Construction	—	(395)	(2,223)
Lease financing	1,338	667	304
Mortgage	(2,165)	(4,451)	(2,111)
Consumer	20,373	12,923	9,009

Total BPPR	18,396	5,332	9,336

Popular U.S.
Commercial	(511)	137	(463)
Construction	—	(4)	—
Mortgage	(23)	63	(48)
Consumer	370	545	(2)

Total Popular U.S.	(164)	741	(513)

Total loans charged-off (recovered) - Popular, Inc.	18,232	6,073	8,823

Balance at end of period - loans held-in-portfolio	$703,096	$681,750	$718,575

Balance at beginning of period - unfunded commitments	$6,904	$7,054	$9,936
Provision for credit losses (benefit)	403	(150)	(1,536)

Balance at end of period - unfunded commitments [1]	$7,307	$6,904	$8,400

POPULAR, INC.
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.24%	0.08%	0.12%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	216.76%	162.37%	N.M.
BPPR
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.34%	0.10%	0.18%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	155.98%	171.19%	N.M.
Popular U.S.
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	(0.01)%	0.03%	(0.03)%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	N.M.	98.92%	N.M.

N.M. - Not meaningful.

[1]	Allowance for credit losses of unfunded commitments is presented as part of Other Liabilities in the Consolidated Statements of Financial Condition.

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table N - Allowance for Credit Losses “ACL”- Loan Portfolios - CONSOLIDATED

(Unaudited)

30-Sep-22
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$229,857	$6,199	$138,534	$19,814	$308,692	$703,096
Total loans held-in-portfolio	$15,366,859	$816,290	$7,311,713	$1,538,504	$6,489,822	$31,523,188

ACL to loans held-in-portfolio	1.50%	0.76%	1.89%	1.29%	4.76%	2.23%

30-Jun-22
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$209,630	$6,913	$148,305	$19,037	$297,865	$681,750
Total loans held-in-portfolio	$14,545,301	$790,920	$7,261,955	$1,480,222	$6,292,538	$30,370,936

ACL to loans held-in-portfolio	1.44%	0.87%	2.04%	1.29%	4.73%	2.24%

Variance
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$20,227	$(714)	$(9,771)	$777	$10,827	$21,346
Total loans held-in-portfolio	$821,558	$25,370	$49,758	$58,282	$197,284	$1,152,252

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table O - Allowance for Credit Losses “ACL”- Loan Portfolios - PUERTO RICO OPERATIONS

(Unaudited)

30-Sep-22
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$161,775	$4,255	$120,606	$19,814	$284,484	$590,934
Loans held-in-portfolio	$8,305,583	$211,567	$6,055,843	$1,538,504	$6,176,784	$22,288,281

ACL to loans held-in-portfolio	1.95%	2.01%	1.99%	1.29%	4.61%	2.65%

30-Jun-22
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$153,547	$3,074	$130,030	$19,037	$274,889	$580,577
Loans held-in-portfolio	$7,816,104	$162,362	$6,041,923	$1,480,222	$5,981,046	$21,481,657

ACL to loans held-in-portfolio	1.96%	1.89%	2.15%	1.29%	4.60%	2.70%

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$8,228	$1,181	$(9,424)	$777	$9,595	$10,357
Loans held-in-portfolio	$489,479	$49,205	$13,920	$58,282	$195,738	$806,624

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table P - Allowance for Credit Losses “ACL”- Loan Portfolios - POPULAR U.S. OPERATIONS

(Unaudited)

30-Sep-22
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$68,082	$1,944	$17,928	$24,208	$112,162
Loans held-in-portfolio	$7,061,276	$604,723	$1,255,870	$313,038	$9,234,907

ACL to loans held-in-portfolio	0.96%	0.32%	1.43%	7.73%	1.21%

30-Jun-22
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$56,083	$3,839	$18,275	$22,976	$101,173
Loans held-in-portfolio	$6,729,197	$628,558	$1,220,032	$311,492	$8,889,279

ACL to loans held-in-portfolio	0.83%	0.61%	1.50%	7.38%	1.14%

Variance
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$11,999	$(1,895)	$(347)	$1,232	$10,989
Loans held-in-portfolio	$332,079	$(23,835)	$35,838	$1,546	$345,628

Popular, Inc.

Financial Supplement to Third Quarter 2022 Earnings Release

Table Q - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	30-Sep-22	30-Jun-22	30-Sep-21
Total stockholders’ equity	$3,674,838	$4,293,349	$5,982,971
Less: Preferred stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(827,428)	(720,293)	(671,122)
Less: Other intangibles	(13,738)	(14,533)	(19,657)

Total tangible common equity	$2,811,529	$3,536,380	$5,270,049

Total assets	$70,729,675	$71,501,931	$74,189,163
Less: Goodwill	(827,428)	(720,293)	(671,122)
Less: Other intangibles	(13,738)	(14,533)	(19,657)

Total tangible assets	$69,888,509	$70,767,105	$73,498,384

Tangible common equity to tangible assets	4.02%	5.00%	7.17%
Common shares outstanding at end of period	72,673,344	76,576,397	79,841,564
Tangible book value per common share	$38.69	$46.18	$66.01

	Quarterly average
Total stockholders’ equity [1]	$6,061,748	$5,827,666	$5,769,545
Less: Preferred Stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(759,318)	(720,292)	(671,121)
Less: Other intangibles	(24,038)	(15,043)	(20,132)

Total tangible equity	$5,256,249	$5,070,188	$5,056,149
Return on average tangible common equity	31.86%	16.70%	19.44%

[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale.

CONTACTS:

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com